Exhibit (n)

KPMG LLP

345 Park Avenue

New York, NY 10154-0102

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Eagle Point Credit Company Inc.

We consent to use of our report dated February 26, 2015 with respect to the financial statements of Eagle Point Credit Company Inc. and Subsidiary (formerly Eagle Point Credit Company, LLC), as of and for the period ended December 31, 2014, included herein and to the references to our firm under the heading “Independent Registered Public Accounting Firm” in the Prospectus.

July 7, 2015

KPMG LLP is a Delaware limited liability partnership,

the U.S. member firm of KPMG International Cooperative

(“KPMG International”), a Swiss entity.